Exhibit 10.2

Lease Agreement

This Lease Agreement is being entered into between Oleh Cheremnych (“Lessor”) and Vado Corp. (“Lessee”) effective as of May 14, 2018.  Lessor hereby agrees to lease to Lessee, under the terms of this Lease Agreement, the property described herein, under the terms and conditions below.

LEASED Property:  Approximately 25 of rentable square meters at the following address: Semanskeho 968/8, Uhrineves, 10400 Prague, Czech Republic.

Property use:  Sewing manufacture.

Lease TERM:  This lease will commence on May 14, 2018 (the “Commencement Date”) and, unless terminated early or extended in accordance with this Lease Agreement, end on May 13, 2019 (the “Termination Date”).

Base Rent: $375 USD per month.

STANDARD TERMS AND CONDITIONS

1.         Condition of Property.  The Leased Property is leased “as is.” Lessee acknowledges that neither Lessor nor any agent of Lessor has made any representation or warranty regarding the condition of the Leased Property.  By taking possession, Lessee agrees that the Leased Property is in good order and satisfactory condition.  The square meterage set forth in this Lease Agreement is approximate and agreed to by the Parties.

2.         Legal Compliance.  Lessee, at its sole expense, agrees to comply with all federal, state and local laws, codes, ordinances, statutes, rules, regulations and other legal requirements (including covenants and restrictions) applicable to the Leased Property.  In the event that as a result of Lessee’s use, or intended use, of the Leased Property, any Law requires modifications or the construction or installation of improvements in or to the Leased Property and/or common areas of the Property, the parties agree that such modifications, construction or improvements shall be made at Lessee’s expense.

3.         Base Rent.  On or before the 14th day of each month of the lease term, Lessee will pay to Lessor the Base Rent for such month. All sums and other charges payable by Lessee to Lessor in this Lease Agreement will be deemed rent.  Base Rent and all other amounts required to be paid by Lessee will be paid without deduction or offset and without prior notice or demand.  All such amounts will be treated as paid upon receipt by Lessor.

4.         Late Charges and Returned Item Charges.  If any sums payable by Lessee to Lessor is not received by Lessor on the date due, Lessee shall pay a late charge in the amount of $25 USD.

5.         Use of Leased Property.  The Leased Property will be used and occupied only for the property use identified above.  Lessee will not use or permit the use of the Leased Property in a manner that is unlawful or conflicts with or is prohibited by the terms and conditions of this Lease or any other Rules and Regulations. Lessee shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Leased Property nor take or permit any other action in the Leased Property that would endanger, annoy, or interfere with the operations of, Lessor or any other Lessee of the Property.  Any animals, excepting guide dogs, on or about the Property or any part thereof are expressly prohibited.

6.       Hazardous Materials.  “Hazardous Materials” means any substance commonly referred to, or defined in any Law, as a hazardous material or hazardous substance (or other similar term), including but not be limited to, chemicals, solvents, petroleum products, flammable materials, explosives, asbestos, urea formaldehyde, PCB’s, chlorofluorocarbons, freon or radioactive materials.  Lessee will not cause or permit any Hazardous Materials to be brought upon, kept, stored, discharged, released or used in or around the Leased Property without prior written consent of Lessor.  Excluded from this provision are small amounts of Hazardous Materials (such as cleaning products and copy toner) which are readily available to Lessee by unregulated retail purchase if the same are necessary in Lessee’s normal business operations.

7.       Utilities and Services.  Lessee agrees to make all arrangements for, and to pay directly all costs of, utility services supplied to the Leased Property, including but not limited to water, power, telephone and internet.  In the event it is not possible for Lessee to obtain separate utility and/or other services, or if Lessor, in its sole discretion, elects to provide any such utility and/or other services to Lessee, such utility and/or other services may, at Lessor’s discretion, be obtained in Lessor’s name, and Lessee will pay Lessor, as Additional Rent, the cost of any utility services provided.

8.       Lessee Improvements.  Any improvements to be constructed in the Leased Property by Lessee prior to Lessee initially commencing use of the Leased Property, or during the term of this Lease Agreement, become part of the realty and belong to Lessor.

9.       Repairs.  Lessee will, at all times and at its sole cost and expense, keep all parts of the Leased Property in good order, condition and repair.  If Lessee does not perform required maintenance or repairs, Lessor shall have the right, without waiver of right or remedy, to perform such obligations of Lessee on Lessee’s behalf, and Lessee will reimburse Lessor for any costs incurred, along with an administrative fee in an amount equal to 10% of the cost of the repairs, within three (3) business days of demand.

10.       Lessor’s Access.  Lessor, its agents, contractors, and employees, have the right to enter the Leased Property at any time in the case of an emergency, and otherwise at reasonable times and with reasonable advance notice to Lessee to examine the Leased Property, perform work in the Leased Property, inspect any Lessee Alterations and/or any Lessee Improvements, show the Leased Property, exercise any right or remedy, or for any other purpose.

11.       Assignment and Subletting.  Lessee will not be permitted to assign, sell, convey, or sublet the Lease Property to any other party without first obtaining written consent by the Lessor, which consent will not be unreasonably withheld.  Lessor will be permitted to assign this Lease Agreement to another person or entity with 30 days advance written notice to Lessee, provided such assignment will not materially affect Lessor’s rights and obligations under this Lease Agreement.

12.       Damage or Destruction.  If the Leased Property is materially damaged or destroyed by fire or other casualty, either party will have the right to terminate this lease following the casualty if Lessor determines that the Leased Property or the building cannot be fully repaired within 30 days from the date restoration commences.

13.       Termination.  Upon expiration or termination of this Lease, Lessee agrees to remove all of its personal property from the Leased Property and return the Leased Property, and all keys, access cards, or any other similar items, to Lessor in the same condition as received by Lessee (excepting normal wear and tear).  If Lessee abandons, vacates, or surrenders the Leased Property, or is evicted by process of law, or otherwise, any personal property belonging to Lessee left in or about the Leased Property will, at the option of Lessor, be deemed abandoned and may be disposed of by Lessor at the expense and risk of Lessee.

14.       Force Majeure.  Lessor will not be deemed in breach of this Lease or have liability to Lessee, because of Lessor’s failure to perform any of its obligations under this Lease if the failure is due in part or in full to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond Lessor’s reasonable control.  If this Lease specifies a time period for performance of an obligation by Lessor, that time period will be extended by the period of any delay in Lessor’s performance caused by such Force Majeure events as described herein.

15.       Construction, jurisdiction, venue.  This Lease is governed by, and construed in accordance with, the laws of the Kyrgyz Republic in which the Leased Property is located. In the event of any legal action relating to the rights and/or obligations of the parties under this Lease Agreement, the prevailing party will be entitled to collect from the other reimbursement of reasonable attorney fees and costs incurred therein.

18.       Entire Agreement.  This Lease Agreement represents the entire set of terms and conditions with respect to the subject lease between Lessor and Lessee and can only be modified in writing agreed to and signed by both parties.

DATED MAY 14, 2018

BY LESSOR:

/S/ Oleh Cheremnych

Oleh Cheremnych

BY LESSEE:

/S/ Dusan Konc

Vado Corp.